Exhibit 99.1
AdvanSix.com
News Release

ADVANSIX APPOINTS GENA C. LOVETT TO BOARD OF DIRECTORS

Parsippany, N.J., September 10, 2021 – AdvanSix (NYSE: ASIX) announced today the appointment of Gena C. Lovett as a new independent member of its Board of Directors. Ms. Lovett most recently served as Vice President of Manufacturing, Safety and Quality for The Boeing Company’s Defense, Space & Security division, a $30 billion organization. Ms. Lovett will serve on the Nominating and Governance Committee and the Health, Safety, Environmental and Sustainability Committee of the Board of Directors. AdvanSix’s Board now consists of nine members, including eight independent directors.

“We are very excited to welcome Gena to the AdvanSix Board and leverage her insight and unique skill set to advance our corporate strategic priorities,” said Michael Marberry, Board Chairman of AdvanSix. “Gena brings decades of strategic leadership experience with an extensive background in manufacturing and operations and we look forward to her contributions.”

Prior to her joining The Boeing Company in 2015, Ms. Lovett served in multiple roles at Alcoa Corporation including as Chief Diversity Officer and Director of Manufacturing, Forgings. From 1992 to 2007, Ms. Lovett held a series of manufacturing positions of increasing responsibility at Ford Motor Company, moving up from Production Supervisor to Plant Manager. Ms. Lovett received her B.A. from The Ohio State University, her M.B.A. from the Baker College Center for Graduate Studies and her M.S. in Values Driven Leadership from Benedictine University. She is currently pursuing her Ph.D. in Values Driven Leadership at Benedictine University and was recently named to the Board of Directors of Trex Company, Inc.

“Gena will be a valuable addition to our Board and we look forward to benefitting from her perspective and wealth of leadership expertise in both manufacturing and diversity efforts within global organizations. Her perspective can help us significantly as we drive the company forward to achieve sustainable value for all our stakeholders,” said Erin Kane, president and CEO of AdvanSix.

About AdvanSix

AdvanSix plays a critical role in global supply chains, innovating and delivering essential products for our customers in a wide variety of end markets and applications that touch people’s lives, such as building and construction, fertilizers, plastics, solvents, packaging, paints, coatings, adhesives and electronics. Our reliable and sustainable supply of quality products emerges from the vertically integrated value chain of our three U.S.-based manufacturing facilities. AdvanSix strives to deliver best-in-class customer experiences and differentiated products in the industries of nylon solutions, chemical intermediates, and plant nutrients, guided by our core values of Safety, Integrity, Accountability and Respect. More information on AdvanSix can be found at http://www.advansix.com.

Forward Looking Statements
This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements may be identified by words such as "expect," "anticipate," "estimate," “outlook,” "project," "strategy," "intend," "plan," "target," "goal," "may," "will," "should" and "believe" and other variations or similar terminology and expressions. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control and difficult to predict, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: general economic and financial conditions in the U.S. and globally, including the impact of the coronavirus (COVID-19) pandemic and any resurgences; the scope, duration and pace of recovery of the pandemic; the timing of the distribution and efficacy of vaccines or treatments for COVID-19 that are currently available or may be available in the future and related vaccination rates; the severity and transmissibility of newly identified strains of COVID-19; governmental, business and individuals’ actions in response to the pandemic, including our business continuity and cash optimization plans that have been, and may in the future be, implemented; the impact of social and economic restrictions and other containment measures taken to combat virus transmission; the effect on our customers’ demand for our products and our suppliers’ ability to manufacture and deliver our raw materials, including implications of reduced refinery utilization in the U.S.; our ability to sell and provide our goods and services, including as a result of travel and other COVID-19-related restrictions; the ability of our customers to pay for our products; any closures of our and our customers’ offices and facilities; risks associated with increased phishing, compromised business emails and other cybersecurity attacks and disruptions to our technology infrastructure; risks associated with employees working remotely or operating with a reduced workforce; risks associated with our indebtedness including compliance with financial and restrictive covenants, and our ability to access capital on reasonable terms, at a reasonable cost or at all due to economic conditions resulting from COVID-19 or otherwise; the impact of scheduled turnarounds and significant unplanned downtime and interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, natural disasters and pandemics; price fluctuations, cost increases and supply of raw materials; our operations and growth projects requiring substantial capital; growth rates and cyclicality of the industries we serve including global changes in supply and demand; failure to develop and commercialize new products or technologies; loss of significant customer relationships; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; hazards associated with chemical manufacturing, storage and transportation; litigation associated with chemical manufacturing and our business operations generally; inability to acquire and integrate businesses, assets, products or technologies; protection of our intellectual property and proprietary information; prolonged work stoppages as a result of labor difficulties or otherwise; cybersecurity, data privacy incidents and disruptions to our technology infrastructure; failure to maintain effective internal controls; disruptions in transportation and logistics; potential for uncertainty regarding qualification for tax treatment of our spin-off; fluctuations in our stock price; and changes in laws or regulations applicable to our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our filings with the Securities and Exchange Commission (SEC), including the risk factors in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, as updated in subsequent reports filed with the SEC.
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Contacts:
Media	Investors
Debra Lewis	Adam Kressel
(973) 526-1767	(973) 526-1700
debra.lewis@advansix.com	adam.kressel@advansix.com

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